NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2019 Financial Results

Company reports GAAP diluted earnings per share of $0.42 for the third quarter 2019, announces earnings guidance for 2019 and plans for new generation capacity in South Dakota, and declares a quarterly dividend of $0.575 per share - payable December 31, 2019

BUTTE, MT / SIOUX FALLS, SD - October 29, 2019 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the three months ended September 30, 2019.  Net income for the period was $21.7 million, or $0.42 per diluted share, as compared with net income of $28.2 million, or $0.56 per diluted share, for the same period in 2018. This $6.5 million decrease was primarily due to higher operating, general and administrative costs, lower transmission revenue and mild weather, offset in part by the impacts of the Tax Cuts and Jobs Act settlement in 2018, recovery of Montana electric supply costs, and an increase in Montana electric retail rates, subject to refund.
Non-GAAP adjusted earnings for the three months ended September 30, 2019 was $0.50 per diluted share as compared to $0.58 for the same period in 2018. See the section titled "Significant Items Not Contemplated in Guidance" below for important details on non-GAAP adjustments.

"Mild temperatures, negatively impacting margin, along with higher spending led to a decline in quarter-over-quarter earnings.  However, as we’ve highlighted throughout the year, we trust our investors understand the long-term value of the increased expenditures on our electric and gas infrastructure - especially as it relates to proactive system maintenance and hazard tree trimming. To provide some clarity around our expectations for the fourth quarter, we are announcing 2019 guidance predicated upon Montana PSC approval of our stipulation and settlement agreement in our pending electric rate review,” said Bob Rowe, President and Chief Executive Officer. “Additionally, we are happy to announce the independent competitive solicitation process in South Dakota has identified our brownfield project as the least cost alternative to solve capacity issues. We anticipate having roughly 60 megawatts of new-build natural gas reciprocating engines online and ready for customers in late 2021."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenues	$274,836	$279,874	$929,775	$883,193
Cost of sales	64,227	72,247	235,706	200,514
Gross Margin (1)	210,609	207,627	694,069	682,679

Operating, general and administrative expense	76,998	73,787	238,916	221,966
Property and other taxes	44,089	42,451	133,188	128,306
Depreciation and depletion	43,166	43,581	129,766	130,877
Total Operating Expenses	164,253	159,819	501,870	481,149
Operating income	46,356	47,808	192,199	201,530
Interest expense, net	(23,722)	(22,035)	(71,023)	(68,202)
Other (expense) income, net	(409)	2,051	864	1,798
Income before income taxes	22,225	27,824	122,040	135,126
Income tax (expense) benefit	(555)	358	20,098	(4,658)
Net Income	21,670	28,182	142,138	130,468
Basic Shares Outstanding	50,444	50,318	50,422	49,871
Earnings per Share - Basic	$0.43	$0.56	$2.82	$2.62
Diluted Shares Outstanding	50,779	50,461	50,756	50,010
Earnings per Share - Diluted	$0.42	$0.56	$2.80	$2.61

Dividends Declared per Common Share	$0.575	$0.550	$1.725	$1.650
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Trends and Regulation

Montana General Electric Rate Case
In September 2018, we filed an electric rate case with the Montana Public Service Commission (MPSC) requesting an annual increase to electric rates of approximately $34.9 million. The MPSC issued an order approving an interim increase in revenue of approximately $10.5 million effective April 1, 2019, which remains in effect until the MPSC issues a final order. In May 2019, we reached a settlement including all parties who filed comprehensive revenue requirement, cost allocation, and rate design testimony in our Montana electric rate case. If the MPSC approves the settlement, it will result in an annual increase to electric revenue of approximately $6.5 million (based upon a 9.65% return on equity and rate base and capital structure as filed) and an annual decrease in depreciation expense of approximately $9 million. A hearing was held in May 2019 and briefing was completed in late August 2019. In September 2019, the MPSC staff recommended that the MPSC approve and adopt the settlement as filed. We expect a final order from the MPSC during the fourth quarter of 2019.

During the three and nine months ended September 30, 2019, we recognized revenue of approximately $1.6 million and $2.8 million, respectively, and reduced depreciation expense by approximately $2.2 million and $6.7 million, respectively, in the Condensed Consolidated Statement of Income consistent with the proposed settlement above. As of September 30, 2019,

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

we have deferred approximately $1.8 million of the interim revenues. Any difference between interim and final approved rates will be refunded to customers.

FERC Filing
In May 2019, we submitted a filing with the Federal Energy Regulatory Commission (FERC) for our Montana transmission assets. The revenue requirement associated with our Montana FERC assets is reflected in our Montana MPSC-jurisdictional rates as a credit to retail customers. We expect to submit a compliance filing with the MPSC upon resolution of our Montana FERC case adjusting the proposed credit in our Montana retail rates. In June 2019, the FERC issued an order accepting our filing, granting interim rates (subject to refund) effective July 1, 2019, establishing settlement procedures and terminating our related Tax Cuts and Jobs Act filing. A settlement judge has been appointed. We hosted a technical conference regarding the filing attended by intervenors, FERC and MPSC staff in September 2019. We expect to host an additional technical conference and engage in settlement discussions during the fourth quarter of 2019.

Montana Electric Tracker
In 2017, the Montana legislature revised the statute regarding our recovery of electric supply costs. In response, the MPSC approved a new design for our electric tracker in 2018, effective July 1, 2017. The revised electric tracker, or Power Costs and Credits Adjustment Mechanism (PCCAM), established a baseline of power supply costs and tracks the differences between the actual costs and revenues. Variances in supply costs above or below the baseline are allocated 90% to customers and 10% to shareholders, with an annual adjustment. From July 2017 to May 2019, the PCCAM also included a "deadband" which required us to absorb the variances within +/- $4.1 million from the base, with 90% of the variance above or below the deadband collected from or refunded to customers. In 2019, the Montana legislature revised the statute effective May 7, 2019, prohibiting a deadband, allowing 100% recovery of QF purchases, and maintaining the 90% / 10% sharing ratio for other purchases.

The Condensed Consolidated Statements of Income during the nine months ended September 30, 2019, include the recovery of approximately $4.6 million of electric supply costs consistent with the change in statute. Our cumulative under collection of electric supply costs is approximately $25.7 million as of September 30, 2019, and is reflected in regulatory assets in the Condensed Consolidated Balance Sheets. We submitted a filing in September 2019 requesting recovery of costs above the base for the period July 1, 2018 to June 30, 2019 with the under recovery collected over the next 12-month period. We began collecting the requested rate increase October 1, 2019. The MPSC has not established a procedural schedule in this docket.

Electric Supply Resource Plans
Montana - In August 2019, we submitted the final 2019 Montana Resource Plan, including responses to public comments. The Montana Resource Plan supports the goal of developing resources that will address the changing energy landscape in Montana to meet our customers' electric energy needs in a reliable and affordable manner.

We are currently 630 MW short of our peak needs, which we procure in the market. We forecast that our energy portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. Based on our customers' future energy resource needs as identified in the Montana Resource Plan, we expect to solicit competitive proposals in late 2019 for peaking capacity to be available for commercial operation in early 2023. We expect to use an independent evaluator to administer the solicitation process and evaluate proposals. We expect

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

The proposed solicitation process will allow us to consider a wide variety of resource options. These options include power purchase agreements and owned energy resources comprised of different structures, terms and technologies that are cost-effective resources. The staged approach is designed to allow for incremental steps through time with opportunities for different resource type of new technologies while also building a reliable portfolio to meet local and regional conditions and minimizing customer impacts.

South Dakota - On April 15, 2019, we issued a request for proposals for 60 MW of flexible capacity resources to begin serving South Dakota customers by the end of 2021. Bids were received in July 2019. As a result of a competitive solicitation process, we expect to own a natural gas fired reciprocating internal combustion engines constructed at a brownfield site in Huron, South Dakota. Dependent upon selection of manufacturer, we anticipate 55-60 MW of new capacity to be online by late 2021 at a total investment of approximately $80 million. The selected proposal is subject to the execution of construction contracts and obtaining the applicable environmental and construction related permits.

Colstrip Coal Supply
Colstrip Units 3 and 4 are supplied with fuel from adjacent coal reserves under coal supply and transportation agreements with Western Energy Company (WeCo), which are effective through December 31, 2019. WeCo filed for Chapter 11 bankruptcy protection in October 2018. After receiving no qualified bids at a January 2019 auction, a lenders group acquired the core assets, which included the mine adjacent to Colstrip in March 2019. Immediately prior to that acquisition, WeCo assumed the existing coal supply and transportation agreements, which were assigned to the lenders group, which is now known as Westmoreland Rosebud Mining, LLC (WRM). We are working with WRM and the other joint owners of Colstrip to negotiate a new coal supply agreement, which may have higher costs than the existing coal supply agreement. Our Montana Resource Plan indicates Colstrip will continue to play a significant role in providing us a cost-effective and reliable supply portfolio.

Financing Activities
In June 2019, we priced $150 million aggregate principal amount of Montana First Mortgage Bonds, at a fixed interest rate of 3.98% maturing in 2049. We issued $50 million of these bonds in June 2019 and the remaining $100 million of these bonds in September 2019 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Proceeds were used to repay a portion of our outstanding borrowings under our revolving credit facilities and for other general corporate purposes. The bonds are secured by our electric and natural gas assets in Montana.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended September 30, 2019 was $210.6 million compared with $207.7 million for the same period in 2018. This $2.9 million increase was a result of a $0.3 million increase to items that have an impact on net income and $2.6 million increase to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

Consolidated gross margin for items impacting net income increased $0.3 million, including:

•	$2.8 million reduction in revenue in 2018 due to the impact of the Tax Cuts and Jobs Act one-time settlements offset in part by the associated ongoing decrease to natural gas retail rates;

•	$1.9 million lower Montana electric supply costs in 2019 as compared with 2018 due to market prices and an intermittent outage at Colstrip Unit 4 in the third quarter of 2018;

•
$1.6 million increase in Montana electric revenue recognized consistent with the proposed electric rate case settlement, effective with interim rates April 1, 2019 and subject to refund, as discussed above; and

•	$0.3 million increase in natural gas volumes due to customer growth and higher usage by our commercial customers offset in part by lower residential usage.
These increases were partly offset by the following items:

•	$1.9 million decrease in electric residential retail volumes due primarily to milder summer weather, offset in part by customer growth;

•	$1.8 million lower demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$0.3 million decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets; and

•	$2.3 million other miscellaneous margin decreases.

The change in consolidated gross margin for items that had no impact on net income represented a $2.6 million increase primarily due to the following:

•	$1.6 million increase in revenues for property taxes included in trackers, offset by increased property tax expense;

•	$1.4 million increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense; and

•	$0.4 million decrease in revenues for operating costs included in trackers, offset by a decrease in associated operating expense.

Consolidated gross margin for the nine months ended September 30, 2019 was $694.1 million compared with $682.7 million for the same period in 2018. This $11.4 million increase was a result of a $6.5 million increase to items that have an impact on net income and $4.9 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2019 were $77.0 million compared with $73.8 million for the same period in 2018. This $3.2 million increase was a result of a $6.2 million increase to items that have an impact on net income and $3.0 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $6.2 million, including:

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

•	$2.7 million higher employee benefit costs due primarily to increased pension expense;

•	$1.2 million higher hazard tree line clearance costs;

•	$0.5 million increased labor costs due primarily to compensation increases;

•	$0.4 million higher general legal costs; and

•	$2.4 million higher other miscellaneous costs.

These increases were offset by $1.0 million lower costs in 2019 for maintenance at our electric generation facilities.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $3.0 million primarily due to the following:

•	$2.5 million decrease due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;

•	$0.4 million lower operating expenses included in trackers recovered through revenue; and

•	$0.1 million lower due to a change in value of non-employee directors deferred compensation due to changes in our stock price, offset in other income.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2019 were $238.9 million compared with $222.0 million for the same period in 2018. This $16.9 million increase was a result of a $21.4 million increase to items that have an impact on net income and $4.5 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $44.1 million for the three months ended September 30, 2019, as compared with $42.5 million in the same period of 2018. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $133.2 million for the nine months ended September 30, 2019, as compared with $128.3 million in the same period of 2018.

Depreciation and Depletion Expense
Depreciation and depletion expense was $43.2 million for the three months ended September 30, 2019, as compared with $43.6 million in the same period of 2018. This decrease was primarily due to the depreciation adjustment consistent with the proposed Montana electric rate case settlement, as discussed above, partly offset by plant additions.

Depreciation and depletion expense was $129.8 million for the nine months ended September 30, 2019, as compared with $130.9 million in the same period of 2018.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

Operating Income (Expense)
Consolidated operating income for the three months ended September 30, 2019 was $46.4 million as compared with $47.8 million in the same period of 2018. This decrease was primarily due to higher operating expenses.

Consolidated operating income for the nine months ended September 30, 2019 was $192.2 million as compared with $201.5 million in the same period of 2018.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2019 was $23.7 million, as compared with $22.0 million in the same period of 2018, due primarily to higher borrowings.

Consolidated interest expense for the nine months ended September 30, 2019 was $71.0 million, as compared with $68.2 million in the same period of 2018.

Other Income
Consolidated other expense was $0.4 million for the three months ended September 30, 2019 as compared to other income $2.1 million during the same period of 2018. This change includes a $0.1 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation and a $2.5 million increase in other pension expense, both of which are offset in operating, general, and administrative expense with no impact to net income. These decreases were partly offset by higher capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income for the nine months ended September 30, 2019, was $0.9 million, as compared with $1.8 million in the same period of 2018.

Income Tax
Consolidated income tax expense for the three months ended September 30, 2019 was $0.6 million as compared with income tax benefit of $0.4 million in the same period of 2018. Our effective tax rate for the three months ended September 30, 2019 was 2.5% as compared with (1.3)% for the same period of 2018. We expect our 2019 GAAP effective tax rate to range between negative 7% to negative 12%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
Income Before Income Taxes	$22.2		$27.8		$122.0		$135.1

Income tax calculated at federal statutory rate	4.7	21.0%	5.8	21.0%	25.6	21.0%	28.4	21.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.1	0.3%	0.6	2.3%	1.2	1.0%	2.2	1.6%
Release of unrecognized tax benefit	—	—%	—	—%	(22.8)	(18.7)%	—	—%
Flow-through repairs deductions	(2.6)	(11.7)%	(2.4)	(8.6)%	(12.7)	(10.4)%	(13.1)	(9.7)%
Production tax credits	(1.4)	(6.3)%	(1.6)	(6.0)%	(7.3)	(5.9)%	(8.1)	(6.0)%
Plant and depreciation of flow-through items	(0.3)	(1.2)%	(0.1)	(0.3)%	(2.5)	(2.0)%	(1.6)	(1.2)%
Amortization of excess deferred income tax	(0.4)	(1.7)%	(0.4)	(1.5)%	(1.9)	(1.6)%	(2.0)	(1.5)%
Prior year permanent return to accrual adjustment	0.6	2.5%	(3.0)	(10.7)%	0.6	0.4%	(3.0)	(2.2)%
Shared-based compensation	—	—%	—	—%	0.2	0.2%	0.3	0.2%
Other, net	(0.1)	(0.4)%	0.7	2.5%	(0.5)	(0.5)%	1.6	1.2%
Subtotal	(4.1)	(18.5)%	(6.2)	(22.3)%	(45.7)	(37.5)%	(23.7)	(17.6)%

Income Tax Expense	$0.6	2.5%	$(0.4)	(1.3)%	$(20.1)	(16.5)%	$4.7	3.4%

Net Income
Consolidated net income for the three months ended September 30, 2019 was $21.7 million as compared with $28.2 million for the same period in 2018. This decrease was primarily due to higher operating costs.

Consolidated net income for the nine months ended September 30, 2019 was $142.1 million as compared with $130.5 million for the same period in 2018.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

Reconciliation of Primary Changes from 2018 to 2019

	Three Months Ended September 30,			Nine Months Ended September 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2018 reported	$27.8	$28.2	$0.56	$135.1	$130.5	$2.61
Gross Margin
Tax Cuts and Jobs Act impact	2.8	2.1	0.04	15.4	11.5	0.23
Montana electric supply cost recovery	1.9	1.4	0.03	4.9	3.7	0.07
Montana electric rates, subject to refund	1.6	1.2	0.02	2.8	2.1	0.04
Natural gas retail volumes	0.3	0.2	—	9.0	6.7	0.13
Electric retail volumes	(1.9)	(1.4)	(0.03)	3.1	2.3	0.05
Electric transmission	(1.8)	(1.3)	(0.03)	(4.1)	(3.1)	(0.06)
Montana natural gas rates	(0.3)	(0.2)	—	(1.6)	(1.2)	(0.02)
Electric QF liability adjustment	—	—	—	(20.9)	(15.6)	(0.31)
Other	(2.3)	(1.8)	(0.03)	(2.1)	(1.6)	(0.03)
Subtotal: Items impacting net income	0.3	0.2	—	6.5	4.8	0.10

Property taxes recovered in trackers	1.6	1.2	0.02	4.5	3.4	0.07
Production tax credits flowed-through trackers	1.4	1.0	0.02	1.7	1.3	0.02
Operating expense recovered in trackers	(0.4)	(0.3)	—	(1.3)	(1.0)	(0.02)
Subtotal: Items not impacting net income	2.6	1.9	0.04	4.9	3.7	0.07

Total Gross Margin	2.9	2.1	0.04	11.4	8.5	0.17
OG&A Expense
Employee Benefits	(2.7)	(2.0)	(0.04)	(5.3)	(4.0)	(0.08)
Hazard trees	(1.2)	(0.9)	(0.02)	(3.9)	(2.9)	(0.06)
Labor	(0.5)	(0.4)	(0.01)	(1.6)	(1.2)	(0.02)
Legal costs	(0.4)	(0.3)	—	(1.4)	(1.0)	(0.02)
Generation maintenance	1.0	0.7	0.01	(2.4)	(1.8)	(0.04)
Other	(2.4)	(1.8)	(0.03)	(6.8)	(5.1)	(0.10)
Subtotal: Items impacting net income	(6.2)	(4.7)	(0.09)	(21.4)	(16.0)	(0.32)

Pension and other postretirement benefits	2.5	1.9	0.04	6.2	4.6	0.09
Operating expenses recovered in trackers	0.4	0.3	—	1.3	1.0	0.02
Non-employee directors deferred comp.	0.1	—	—	(3.0)	(2.2)	(0.04)
Subtotal: Items not impacting net income	3.0	2.2	0.04	4.5	3.4	0.07

Total OG&A Expense	(3.2)	(2.5)	(0.05)	(16.9)	(12.6)	(0.25)
Other items
Depreciation and depletion expense	0.4	0.3	—	1.1	0.8	0.01
Property and other taxes	(1.6)	(1.2)	(0.02)	(4.9)	(3.7)	(0.07)
Interest expense	(1.7)	(1.3)	(0.03)	(2.8)	(2.1)	(0.04)
Other income	(2.5)	(1.9)	(0.04)	(0.9)	(0.7)	(0.01)
Perm. & flow-through adj. to income tax	—	(2.1)	(0.04)		21.4	0.42
Impact of higher share count	—	—	—	—	—	(0.04)
Total Other items	(5.4)	(6.2)	(0.13)	(7.5)	15.7	0.27

Total impact of above items	(5.6)	(6.6)	(0.14)	(13.1)	11.6	0.19

2019 reported	$22.2	$21.6	$0.42	$122.0	$142.1	$2.80

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

Liquidity and Capital Resources
As of September 30, 2019, our total net liquidity was approximately $198.0 million, including $5.0 million of cash and $193.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2018 of $209.9 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.575 per share payable December 31, 2019 to common shareholders of record as of December 13, 2019.

Long-Term Total Return Target Reiterated and 2019 Earnings Guidance Announced
NorthWestern reiterates its targeted 6%-9% long-term total shareholder return and announces its 2019 adjusted non-GAAP earnings guidance range of $3.38 - $3.48 per diluted share based upon, but not limited to, the following major assumptions and expectations:
• Normal weather in our electric and natural gas service territories;
• MPSC approval of our pending settlement agreement in our Montana electric rate case;
• A consolidated income tax rate of approximately 0% to 5% of pre-tax income; and
• Diluted shares outstanding of approximately 50.7 million.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2019 adjusted non-GAAP earnings guidance range of $3.38 - $3.48 and final 2018 adjusted non-GAAP earnings of $3.39 per diluted share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial
Measures" section below.

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

(in millions, except EPS)
	Three Months Ended September 30, 2019
	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$22.2	$21.7	$0.42

Non-GAAP Adjustments:
Remove impact of unfavorable weather	5.7	4.3	0.08

2019 Adj. Non-GAAP	$27.9	$26.0	$0.50

				Estimated to Meet Guidance
Nine Months Ended September 30, 2019				EPS Q4 2019			EPS Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2019 Reported GAAP	$122.0	$142.1	$2.80

Non-GAAP Adjustments:
Remove impact of favorable weather	(8.0)	(6.0)	(0.11)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$114.0	$113.3	$2.24	$1.14	-	$1.24	$3.38	-	$3.48

				Actual
Nine Months Ended September 30, 2018				Q4 2018			Full Year 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2018 Reported GAAP	$135.1	$130.5	$2.61	$43.2	$66.5	$1.31	$178.3	$197.0	$3.92

Non-GAAP Adjustments:
Remove impact of unfavorable (favorable) weather	(2.3)	(1.7)	(0.03)	1.0	0.7	0.01	(1.3)	(1.0)	(0.02)
Gain on QF Liability (2)	(17.5)	(13.1)	(0.26)	—	—	—	(17.5)	(13.1)	(0.26)
Impact of Tax Cuts and Jobs Act Settlements	—	—	—	9.4	(12.8)	(0.25)	9.4	(12.8)	(0.25)

2018 Adj. Non-GAAP	$115.3	$115.7	$2.32	$53.6	$54.4	$1.07	$168.9	$170.1	$3.39

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to our expectations regarding remeasurement of our Qualifying Facilities (QF) liability, we no longer reflect this adjustment as a non-GAAP measure. Absent a QF liability adjustment, our 2018 Adjusted Non-GAAP Diluted EPS would have been $3.65 for the twelve months ended December 31, 2018.  The 2019 QF adjustment, as noted in our gross margin discussion herein, was $6.3 million ($3.3 million liability reduction plus $3.0 million lower actual output and pricing).

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Wednesday, October 30, 2019, at 2:30 p.m. Eastern time to review its financial results for the quarter ending September 30, 2019.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/31861. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 726,400 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures

NorthWestern Reports Third Quarter 2019 Financial Results
October 29, 2019

as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com